UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2009

Helix Energy Solutions Group, Inc.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation)	001-32936 (Commission File Number)	95-3409686 (IRS Employer Identification No.)
400 North Sam Houston Parkway East, Suite 400 Houston, Texas (Address of principal executive offices)	281-618-0400 (Registrant’s telephone number, including area code)	77060 (Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

Helix Energy Solutions Group, Inc. (the “Company”) previously reported in its Current Report on Form 8-K filed September 14, 2009, that it had commenced a secondary public offering of 20,604,317 shares (the “Offering”) of the common stock of Cal Dive International, Inc. (“Cal Dive”).

On September 23, 2009, the Offering was consummated at a price per share of $10.00.  The Company will use the proceeds of the Offering for general corporate purposes.  Following the Offering, the Company owns 3,090,647 shares of Cal Dive common stock, representing approximately 3.3% of Cal Dive’s issued and outstanding shares.  All of the Company’s remaining shares of Cal Dive common stock were subject to an option to purchase such shares to cover over-allotments.  On September 24, 2009, the underwriters exercised the option to purchase 2,590,647 of such shares of Cal Dive common stock and terminated its option with respect to the remaining 500,000 shares.  As a result, upon the closing of the option exercise scheduled to occur on September 29, 2009, the Company will own 500,000 shares of Cal Dive common stock representing approximately 0.54% of Cal Dive’s issued and outstanding shares.

Item 9.01   Financial Statements and Exhibits.

(b)        Pro forma financial information

The unaudited pro forma condensed consolidated balance sheet as of June 30, 2009 and the unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2009 and the year ended December 31, 2008 that give effect to the disposition described therein are incorporated by reference to Exhibit 99.1 of this Current Report on Form 8-K.

(d)           Exhibits.

    Number                    Description
    ----------                      --------------

99.1	Helix Energy Solutions Group, Inc. Unaudited Pro Forma Condensed Consolidated Financial Statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:                      September 28, 2009

        HELIX ENERGY SOLUTIONS GROUP, INC.

        By:         /s/ Anthony Tripodo
                                         Anthony Tripodo
                          Executive Vice President and
                                       Chief Financial Officer

Index to Exhibits

Exhibit No.                 Description
---------            ----------
99.1	Helix Energy Solutions Group, Inc. Unaudited Pro Forma Condensed Consolidated Financial Statements.